EXHIBIT 99.1

Description of Board of Director Compensation Program

All non-employee directors will be paid a $50,000 cash annual retainer and the non-employee chair of the board will receive an additional cash annual retainer of $60,000 for the fulfillment of the chair’s additional responsibilities.  The Chairs of the Audit, Compensation and Nominating/Corporate Governance Committees will each receive additional cash annual retainer amounts of $30,000, $20,000 and $10,000, respectively, due to the additional time needed to fulfill these responsibilities, while other members of the Audit, Compensation and Nominating/Corporate Governance Committees will each receive additional cash annual retainer amounts of $15,000, $10,000 and $5,000, respectively, for committee member service.  These increased retainer amounts replace the meeting fees that were previously paid to all non-employee directors and no meeting fees will be paid.  All directors are reimbursed for expenses incurred to attend meetings.

The CIBER, Inc. 2004 Incentive Plan (the “Plan”) as amended and approved by the Company’s stockholders at the April 29, 2008 Annual Meeting provides that non-employee directors may receive equity awards for the Company’s Common Stock for serving on the board.  The Plan is administered by the board.  An initial grant of restricted stock units (“RSUs”) with a fair value of $100,000 will be provided to each non-employee director when that director takes office.  The initial RSU grant will vest in equal quarterly installments over a period of three years.  In addition, each non-employee director will receive an annual grant of RSUs with a fair value of $60,000.  Such annual RSU grants will vest in equal quarterly installments over a period of one year.

Employee directors receive no additional compensation for serving on the Board.

The above description of board of director compensation will become effective in its entirety on January 1, 2011, with the exception of the initial RSU grant, which became effective on November 9, 2010.